ISSN 1718-8369	Exhibit (99.4)

Volume 2, number 3	August 24, 2007

AS AT JuNE 30, 2007

June 2007 highlights

☐            The consolidated budgetary balance for the purposes of the Balanced Budget Act for June 2007 shows revenue lagging expenditure by $156 million.

☐            Budgetary revenue amounts to $5.9 billion, a decline of $430 million compared to last year. Own-source revenue stands at $4.8 billion, while federal transfers amount to $1.1 billion.

—           The difference in revenue is attributable chiefly to the exceptional gain in June 2006 from Hydro-Québec’s sale of its interest in Transelec Chile.

☐            Program spending is down by $302 million compared to last year and stands at $5.4 billion. This decline is attributable in particular to a change in payment schedule of transfers to institutions of the health and social services network.

☐            The net results of the Generations Fund amount to $30 million.

☐            Debt service stands at $626 million, up $21 million compared to June 2006.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)					(Unaudited data)
	June		April to June		2007-2008 Budget
						Growth
	2006	2007	2006-2007	2007-2008	2007-2008%
BUDGETARY REVENUE
Own-source revenue	5 442	4 839	11 753	12 263	47 953	- 2.7
Federal transfers	907	1 080	2 690	3 266	13 174	19.6
Total	6 349	5 919	14 443	15 529	61 127	1.4
BUDGETARY EXPENDITURE
Program spending	- 5 722	- 5 420	- 14 892	- 15 389	- 53 913	4.1
Debt service	- 605	- 626	- 1 715	- 1 742	- 7 244	4.0
Total	- 6 327	- 6 046	- 16 607	- 17 131	- 61 157	4.1
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	47	- 29	102	59	30	—
Additional deposit in the Generations Fund	—	—	—	—	- 200	—
Use of part of the budgetary reserve	—	—	—	—	200	—
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	69	- 156	- 2 062	- 1 543	0	—
Net results of the Generations Fund [1]	—	30	—	90	653	—
CONSOLIDATED BUDGETARY BALANCE	69	- 126	- 2 062	- 1 453	653	—

1              The Generations Fund began operations on January 1, 2007.

Cumulative results as at June 30, 2007

Budgetary balance

☐            For the first three months of the year, consistent with the historical trend, the cumulative results show revenue running behind expenditure.

☐            For the period from April to June 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $1.5 billion. Nonetheless, this is an improvement of $519 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $15.5 billion, an increase of $1.1 billion compared to last year.

☐            Own-source revenue stands at $12.3 billion, $510 million more than as at June 30, 2006. This improvement is attributable in particular to the robust economy, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $3.3 billion for the first three months of the current fiscal year, an increase of $576 million compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at June 30, 2007, budgetary expenditure amounts to $17.1 billion, an increase of $524 million compared to last year.

☐            Program spending is up by $497 million compared to last year and stands at $15.4 billion. The most significant changes are in the education and culture ($254 million), economy and environment ($117 million) and health and social services missions ($78 million).

☐            Debt service amounts to $1.7 billion, comparable to the amount for June 2006.

Generations Fund

☐            The net results of the Generations Fund amount to $90 million.

Net financial requirements

☐            For the period from April to June 2007, net financial requirements stand at $3.2 billion, a decline of $1.7 billion compared to last year.

☐            This reduction is attributable to the $609-million improvement in the budgetary balance and a decline in non-budgetary requirements of $1.1 billion.

—           The substantial decline in non-budgetary requirements is attributable chiefly to the fact that last year, requirements were higher because the exceptional gains associated with the sale of Transelec Chile had yet to be paid to the government in the form of dividends.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)				(Unaudited data)
	June			April to June
	2006	2007	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	5 442	4 839	- 603	11 753	12 263	510
Federal transfers	907	1 080	173	2 690	3 266	576
Total	6 349	5 919	- 430	14 443	15 529	1 086
BUDGETARY EXPENDITURE
Program spending	- 5 722	- 5 420	302	- 14 892	- 15 389	- 497
Debt service	- 605	- 626	- 21	- 1 715	- 1 742	- 27
Total	- 6 327	- 6 046	281	- 16 607	- 17 131	- 524
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	47	- 29	- 76	102	59	- 43
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	69	- 156	- 225	- 2 062	- 1 543	519
Net results of the Generations Fund	—	30	30	—	90	90
CONSOLIDATED BUDGETARY BALANCE	69	- 126	- 195	- 2 062	- 1 453	609

Consolidated non-budgetary surplus (requirements)	- 2 312	- 1 486	826	- 2 887	- 1 781	1 106
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 2 243	- 1 612	631	- 4 949	- 3 234	1 715

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)		(Unaudited data)
	June			April to June
			Changes			Changes
Revenue by source	2006	2007	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 894	2 230	17.7	3 713	4 598	23.8
Contributions to Health Services Fund	432	486	12.5	1 307	1 382	5.7
Corporate taxes	399	302	- 24.3	1 001	973	- 2.8
Consumption taxes	1 202	1 176	- 2.2	3 113	3 341	7.3
Other sources	182	237	30.2	668	764	14.4
Total	4 109	4 431	7.8	9 802	11 058	12.8
Revenue from government enterprises	1 333	408	- 69.4	1 951	1 205	- 38.2
Total own-source revenue	5 442	4 839	- 11.1	11 753	12 263	4.3
Federal transfers
Equalization	447	597	33.6	1 339	1 790	33.7
Health transfers	300	308	2.7	901	924	2.6
Transfers for post-secondary education
and other social programs	86	115	33.7	260	343	31.9
Other programs	74	60	- 18.9	190	209	10.0
Total federal transfers	907	1 080	19.1	2 690	3 266	21.4
TOTAL BUDGETARY REVENUE	6 349	5 919	- 6.8	14 443	15 529	7.5

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)				(Unaudited data)
	June			April to June
			Changes			Changes
Expenditures by mission	2006 [1]	2007	%	2006-2007 [1]	2007-2008%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	2 299	1 911	- 16.9	5 962	6 040	1.3
Education and Culture	2 054	2 223	8.2	4 771	5 025	5.3
Economy and Environment	573	463	- 19.2	1 661	1 778	7.0
Support for Individuals and Families	436	432	- 0.9	1 293	1 314	1.6
Administration and Justice	360	391	8.6	1 205	1 232	2.2
Total program spending	5 722	5 420	- 5.3	14 892	15 389	3.3
Debt service	605	626	3.5	1 715	1 742	1.6
TOTAL BUDGETARY EXPENDITURE	6 327	6 046	- 4.4	16 607	17 131	3.2

1                  Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.